Exhibit 99.1

Crawford & Company® Acquires GAB Robins

ATLANTA (December 1, 2014) — Crawford & Company today announced that it has completed the purchase of GAB Robins Holdings UK Limited (GAB Robins), a loss adjusting and claims management provider headquartered in the UK. The acquisition of GAB Robins will enable Crawford to significantly expand its claims handling business across a wide range of product lines in the UK and bolster its global specialty lines claims services.

“With the acquisition of GAB Robins and the combined expertise of both companies, Crawford will emerge as the pre-eminent service provider in the claims management arena. Our shared strong client focus, global and local strengths will help deliver a richer and more comprehensive service offering, enhancing the Company’s future growth and performance,” said Jeffrey T. Bowman, president and chief executive officer, Crawford & Company. “GAB Robins brings to Crawford a wide portfolio of products, qualified technical experts, an established client base, and a record of financial success. Its in-house expertise will contribute greatly towards expanding Crawford’s existing product lines, particularly in the specialist Aviation sector.”

Crawford acquired 100% of the shares of GAB Robins in a deal worth £45.8 million (US$73.3 million). Revenues for the year ended December 31, 2013 for GAB Robins were £68.6 million (US$91.1 million). Crawford expects that the transaction will be relatively neutral to slightly negative in terms of earnings accretion in the first year, as the benefits are expected to be offset by integration costs during 2015. However, Crawford expects the acquisition to be accretive in the second year and beyond, adding in excess of $0.15 in diluted earnings per share annually.

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Previously, GAB Robins was majority owned and controlled by its senior management team. GAB Robins delivers loss adjusting and claims management services to clients across the property, casualty, construction, marine and aviation insurance sectors. It employs approximately 600 staff in the UK. GAB Robins counts a large percentage of the major UK composite insurers among its clients, as well as Lloyd’s Underwriters, niche UK underwriters, overseas insurers operating out of London and prominent international corporations with global claims programs managed from the UK.

Bowman added, “We are very fortunate to have a diverse base of exceptional talent within both Crawford and GAB Robins. Combining their resources with the global strength and security of Crawford, we have a winning formula for growth. We expect to run both businesses separately as we finalize plans for integration in 2015. Once integration is complete, the new combined leadership team will be ideally placed to drive the combined business to new success.”

The leadership team will consist of the following executives:

•	Kieran Rigby, currently chief executive officer, GAB Robins, will be appointed head of Global Markets for Crawford. He will be responsible for key strategic and global client relationships.

•	Current Crawford UK & Ireland Chief Executive Officer Greg Gladwell and GAB Robins Chief Operating Officer Mike Jones will jointly run the new enlarged UK business, with Jones having responsibility for Global Technical Services® UK. Both will report to Ian Muress, chief executive officer, Europe, Middle East, Africa & Asia Pacific.

Muress commented, “We are delighted to welcome the GAB Robins business into the Crawford organization. As we integrate the businesses next year, the merged UK capability will create a step-change in service delivery in what we see as the world’s most dynamic insurance market. The strength of the combined management team is unrivalled and represents an exciting opportunity to further develop our plans for growth.”

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Page 3 . . . Crawford & Company® Acquires GAB Robins

Kieran Rigby said, “GAB Robins has always focused on quality and service, ensuring that our clients are served by highly experienced professionals. By joining with Crawford, we combine our strengths to create a compelling loss adjusting and claims management option for clients across the globe. Culturally, we are of a like mind in terms of how we approach superior client service and how we view the evolving needs of the marketplace.”

About GAB Robins

GAB Robins is a long-established loss adjusting and claims management company headquartered in the UK. It is engaged in providing a full range of claims handling and fulfilment activities across all lines of business. GAB Robins works with all of the major UK insurance companies, a wide range of London market and Lloyds Underwriters and an array of blue chip international corporate clients.

Working alongside a network of international associates, which supplements its Global Markets team, GAB Robins delivers claims services to clients around the globe. In addition, its specialist Aviation claims company provides services to that sector from offices and associates established across Europe and the Americas. The business employs some 600 people and is an owner-managed enterprise led by a team of experienced professionals.

About Crawford

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

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This press release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company’s website at www.crawfordandcompany.com.

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For more information, please contact:
John L’Abate, Public Relations Manager	Lynn Cufley, Communications Director
+1 404 300 1908 (office)	+44 (0) 207 265 4067 (office)
+1 404 226 2931 (mobile)	+44 (0) 7585 901936 (mobile)
jwlaba@us.crawco.com	lynn.cufley@crawco.co.uk